Exhibit 4.54
Sales Contract
Contract No.: XS120080200
Signing Place: Seller’s Location
Signing Date: July 2, 2008

The Seller: China Sunergy (Nanjing) Co., Ltd.	The Buyer: CEEG (Shanghai) Solar Science & Technology Co., Ltd.
Add: No. 123 West Focheng Road, Jiangning Economy and Technology Development Zone, Nanjing	Add: No. 68 West Gangde Road, Songjiang District, Shanghai
Postal code: 211100	Postal code:
Legal representative: Lu Tingxiu	Legal representative: Cai Zhifang
Agent:	Agent:
Tel: 025-52766714	Tel: 021-57850711
Tax: 025-52766767	Fax: 021-57850700

Through amicable consultation between the two parties for better cooperation with respect to incorporation herein of the quantity of goods not delivered under the contract (Contract No.: XS120080012) executed by the parties on January 10, 2008 and in accordance with the Contract Law of the People’s Republic of China, the parties agree to enter into the following contractual terms in connection with the purchase of the following goods for mutual observance and performance:

1. Goods summary
Name of goods	Specification	Efficiency	Qty.	Unit price	Total amount (RMB)
Solar cells (including A2, A3 cells)	Monocrystalline 125	≥17.00%	9MW	RMB29.7/W	Around RMB 261,000,000
	Monocrystalline 125	16.00%~16.75%		RMB28.8/W
	Monocrystalline 125	15.00%~15.75%		RMB28.6/W
Total amount (in words)	Around RMB two hundred and sixty-one million

Remarks:
1. The prices are fixed from July 2008 to September 2008 (see the above table). The prices from October 2008 to December 2008, which is subject to negotiation, will be fixed in supplemental agreements, including 17% value added tax.

2.	Contract term: six months (namely, from July 2008 to December 2008).
3.
In case the Buyer needs cells of other specifications (e.g., monocrystalline 156, multicrystalline 156 and multicrystalline 125), the supplemental agreement shall be implemented after price negotiation. The quantity of the goods thus shipped shall be included in the total quantity of goods delivered each month.

2. Schedule and terms of payment
2.1 The Buyer shall, within three working days after receiving shipping order containing specific power list from the Seller, remit the payment for goods of that batch into the account designated by the Seller according to the quantity and amount contained in the shipping order. The Seller agrees to grant the Buyer a credit line of RMB20 million as well as a credit term of one month When accumulated receivables of the Seller have exceeded RMB20 million or one-month credit term, the Buyer shall initiate payment procedure. Otherwise, the Seller is entitled to terminate delivery and resume performance of delivery obligations after the Buyer makes payment.

2.2 Bank account designated by Seller
Account at Jiangning Sub-branch of China Merchants Bank: 078002380175610001

3. Packing requirements
The goods shall be packed in carton boxes suitable for highway transportation so as to meet requirements of domestic long-distance and long-time transportation.

4. Place and term of delivery
4.1 Place of delivery: the Seller’s location
4.2 Where the Buyer requires the Seller to handle transportation affairs for it, it shall remit the corresponding freight and insurance premiums into the account designated by the Seller together with the goods payment. The transportation risks shall be covered by the Buyer.
4.3 Delivery schedule
From July 2008 to September 2008
Time of delivery	Delivery quantity (MW/month)
July 2008	1.5MW (20% float per month is allowed)
August 2008	1.5MW (20% float per month is allowed)
September 2008	1.5MW (20% float per month is allowed)
October 2008	1.5MW (20% float per month is allowed)
November 2008	1.5MW (20% float per month is allowed)
December 2008	1.5MW (20% float per month is allowed)

4.4 The Seller shall deliver the goods pursuant to the delivery schedule after receiving prepayment for each batch of goods and shall within thirty days after delivery submit invoice of value-added tax to the Buyer. Partial shipment is allowed in each month.

5. Quality requirements and technical standards
See Appendix I for quality requirements and technical standards (namely, detailed product specification of China Sunergy (Nanjing) Co., Ltd. Article 5.4 thereof is not applicable).

6. Quantity and quality inspection and objection
The Buyer shall complete inspection of quality in accordance with the standards herein within seven days after picking up the goods. Any quality claims shall be issued by Buyer in writing in three days upon detection, and shall be inspected by a third party agreed upon by both parties.  If the Buyer fails to raise a claim within ten days after picking up the goods, the Seller’s products shall be deemed as qualified. Any quantity claims shall be raised within seven days after picking up the goods. The Seller shall reply within ten days after the claim raised by the Buyer, otherwise shall be deemed as default.

7. Transfer
Without written consent of the other party, neither party hereof may transfer all or part of the rights and obligations hereunder.

8. Confidentiality
The parties and their employees, agents, representatives or consultants shall treat all terms and conditions of the Contract and any supplemental agreement thereof as trade secret, which shall not be disclosed to any third party without consent of the other party. Otherwise, the breaching party shall make compensation to the abiding party, which is twice of the direct or indirect losses suffered by the abiding party.

9. Force majeure
Where either party hereof is unable to perform the Contract due to a force majeure event, the affected party shall within seven days after occurrence of such event notify the other party in writing and shall submit a written certification issued by a related department within fifteen days after the end of the event. The affected party could be partially or wholly exempted the liability in the light of the impact caused by the force majeure event. Where an event of force majeure occurs after the party’s delay in performance, the defaulting party shall not be released from its liabilities.

10. Integrity Assurance
Where the Buyer or any employee thereof in the name of the company or individual presents monetary gift, precious items or securities to any employee of the Seller directly or indirectly, or provides unjust interests in other guised forms, or in the name of the company or individual carries out transaction similar to the Contract with any employee of the Seller or any third party introduced thereby, their behavior shall be deemed as infringement upon interests of the Seller. The Buyer shall make compensation to the Seller, which is twice of the direct and indirect losses incurred by the Seller therefor. Furthermore, the Buyer shall pay breach penalty to the Seller, which accounts for 20% of the total contract price. The integrity report method for the Seller:
Supervision Committee of China Sunergy (Nanjing) Co., Ltd., 025-52766726 yunie.cheng@chinasunergy.com.

11. Dispute resolution
Any and all disputes arising from validity, performance and interpretation and so on of the Contract shall first be resolved by the parties through amicable consultation. In case such consultation fails, the disputes shall be governed by the people’s court of first instance with jurisdiction where the Seller is located. All related fees paid for litigation (including attorney fees, travel fees, evidence collection fees, notarization fees and litigation fees, etc) shall be borne by the losing party.

12. Miscellaneous
12.1 The Contract shall take effect upon being sealed by the parties hereof or signature by special authorized agents. Seal on the perforation shall be affixed in the event that the contract text covers more than one page.
12.2 The Contract is in duplicate, with each party holding one counterpart respectively, each of which shall have the same legal effect. The parties hereof shall within three working days after signature of the Contract send the original contract text to each other. A fax copy shall have the same effect as the original.
12.3 Any matters not covered herein shall be mutually negotiated by both parties and be set forth in the supplementary agreements, which shall have the same legal effect as the Contract.
12.4 In case of any discrepancy between Appendix I (detailed products specifications) and the Contract, the Contract shall prevail.

The Seller: China Sunergy (Nanjing) Co., Ltd.	The Buyer:
Signature/seal: /Seal/	Signature/seal: /Seal/
Date:	Date: